EXHIBIT 99.1

Kowabunga Reports 2009

First Quarter Financial Results

CLEARWATER, FL – May 14, 2009 – Kowabunga!®, Inc. (NYSE Amex: KOW) a provider of performance based advertising and technology solutions, announced today its financial results for the first quarter of 2009, the period ended March 31, 2009.

Richard K. Howe, our Chief Executive Officer stated, “We made measureable progress towards our goal to improve operating cash flow this quarter. Each of these key metrics, EBITDA, net cash provided by operating activities and net income (loss) were improved over the comparable period in 2008. While expense management will continue to be a top priority, our attention is now shifting to new products and top line growth. The continued weakness in the economy remains our biggest obstacle to this growth. ”

First Quarter Financial Highlights

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First quarter 2009 net revenue from continuing operations decreased by approximately 14.0% to approximately $13.9 million compared to approximately $16.2 million for the first quarter of 2008.

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A gross margin rate of 36.8% for first quarter 2009, compared to 42.3% for the first quarter of 2008 and up 0.8% from 36.0% in the fourth quarter of 2008.

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The net loss for the first quarter of 2009 was approximately $0.8 million or $0.01 per share compared to approximately $2.3 million or $0.03 per share in the first quarter of 2008. Included in the net loss for the first quarter of 2009 is a net profit from discontinued operations of approximately $0.5 million compared to a net loss from discontinued operations of approximately $1.5 million in the first quarter of 2008.

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The net cash provided by operating activities for the first quarter of 2009 was approximately $2.8 million compared to cash used in operating activities of approximately $1.5 million in the first quarter of 2008.

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EBITDA for the first quarter of 2009 was approximately $1.0 million compared to approximately $0.4 million in the first quarter of 2008 and approximately $0.0 million in the fourth quarter of 2008.

Operating Results by Segment

Net Revenue By Segment
Three Months Ended March 31,
(in Thousands)

			Change
Segment	2009	2008		$	%
Exchange	$8,619	$6,439	$2,180		33.9%
Direct	5,484	10,160	(4,676)		-46.0%
Elimination	(188)	(421)	233		-55.3%
Total Net Revenue	$13,915	$16,178	$(2,263)		-14.0%

Gross Profit By Segment
Three Months Ended March 31,
(in Thousands)

	2009		2008
	Gross	Margin	Gross	Margin
Segment	Profit	Rate	Profit	Rate
Exchange	$1,917	22.2%	$2,327	36.1%
Direct	3,215	58.6%	4,677	46.0%
Elimination	(14)	-7.4%	(165)	39.2%
Total Gross Profit	$5,118	36.8%	$6,839	42.3%

Reconciliation of Net Income to EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (GAAP), the Company’s earnings release contains the non-GAAP financial measure “EBITDA”.

EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that EBITDA is useful to investors in evaluating the Company’s performance because it is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance. Management believes that the disclosure of EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net income, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

EBITDA should not be considered as an alternative to net income as an indicator of the Company’s performance or as an alternative to net cash provided by operating activities as a measure of liquidity. The primary material limitations associated with the use of EBITDA as compared to GAAP net income is  (i) it may not be compared to similarly titled measures used by other companies in the Company’s industry, and (ii) it excludes financial information that some may consider important in evaluating the Company’s performance. The Company compensates for these limitations by providing a reconciliation of EBITDA to GAAP net income, to enable investors to perform their own analysis of the Company’s operating results.

	2009	2008

Net Income	$(782)	$(2,302)
Interest, net	167	210
Taxes	-	(1,220)
Depreciation	501	537
Amortization	985	1,833
Stock Based Compensation	103	174
Asset Impairment	-	1,188
Total EBITDA	$974	$420

EBITDA By Segment
Exchange	$649	$678
Direct	1,365	1,824
Discontinued Operations	547	(174)
Corporate	(1,587)	(1,908)
Total EBITDA	$974	$420

Conference Call Information

The Company will host a conference call on Thursday, May 14, 2009 at 2:00 p.m. Eastern Time. Participants can access the call by dialing 888-669-0684 (domestic) or 201-604-0469 (international). In addition, the call will be webcast on the Investor Relations section of the Company's website at www.kowabunga.com where it will also be archived for 45 days. A telephone replay will be available through Thursday, May 28, 2009.

To access the replay, please dial 888-346-3949 (domestic) or 404-260-5385 (international). At the system prompt, enter the pin code 8888923. After prompted to dial “4” for the playback, you will then be prompted to enter the confirmation number 20090501199330.

About Kowabunga

Kowabunga is a leading provider of performance based advertising and technology solutions. The company operates two businesses, a Direct Marketing business and an Advertising Exchange business. For more information, visit www.kowabunga.com.

Contacts

Ryan Riggin, Vice President of Marketing, 727-324-0046 x4309

ryan.riggin@kowabunga.com

Gail Babitt, Chief Financial Officer, 727-324-0046 x2123

gail.babitt@kowabunga.com

Cautionary Note Regarding Forward Looking Statements

Certain statements in this document and elsewhere by Kowabunga are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Kowabunga undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Kowabunga's filings with the Securities and Exchange Commission.